Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: R. Jeffrey Bailly

FOR IMMEDIATE RELEASE
September 5, 2006

UFPT ANNOUNCES PASSING OF LONGTIME CHAIRMAN
AND INDUSTRY VISIONARY, WILLIAM H. SHAW

Georgetown, Massachusetts (September 5, 2006).  UFP Technologies, Inc. (Nasdaq: UFPT) is deeply saddened to announce that William H. Shaw, its Chairman, died Wednesday, August 30.

Mr. Shaw was a founder of UFP Technologies. He served as its President, Treasurer, and Chairman from its inception in 1963 until his retirement in December 1994, and has served as Chairman ever since.

“Bill Shaw was a remarkable leader and a visionary,” said R. Jeffrey Bailly, President & CEO.  “He was well respected in the industry as a man of impeccable integrity and a pioneer in environmentally responsible packaging.  Bill was loved by the devoted employees of UFP Technologies; his blend of creativity, infectious enthusiasm, and respect for others made him a uniquely effective leader.  He will be deeply missed.  Our heartfelt sympathies go out to Bill’s wonderful family, who were always his pride, joy, and first priority, including his wife Carol, his children Ellen, Susan, Mark, Martha, Amy, and Paul, and his many grandchildren.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastic products.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

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